Press Information The Dow Chemical Company Midland, MI 48674 Dow.com
FOR IMMEDIATE RELEASE

Dow Closes Transaction to Separate Significant Portion of its Chlorine Value Chain

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Transaction is highly accretive to Dow and Dow shareholders, with a tax-efficient consideration of greater than $4.6 billion or taxable equivalent value in excess of $7 billion to Dow and Dow shareholders.

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Dow reduces outstanding shares of its common stock by more than 34 million shares; returns $1.5 billion in value to shareholders through the split-off, effectively completing $6.5 billion of its $9.5 billion share repurchase program.

▪	Dow exceeds divestiture target – reaching $12 billion and further advancing the Company’s portfolio shift to select high-performance sectors.

MIDLAND, Mich. – October 5, 2015 – The Dow Chemical Company (NYSE: Dow) (“Dow”) today announced the successful closing of the previously announced split-off transaction, resulting in the separation of a significant part of Dow’s chlor-alkali and downstream derivatives businesses and merger of these businesses with Olin Corporation (NYSE: OLN) (“Olin”) to create an industry leader with revenues approaching $7 billion.

Included are Dow’s U.S. Gulf Coast Chlor-Alkali and Vinyl, Global Chlorinated Organics, and Global Epoxy business units, in addition to 100 percent interest in the Dow Mitsui Chlor-Alkali joint venture. The closing of the merger followed the expiration of the related exchange offer and the satisfaction of certain other conditions. As a result of the exchange offer, Dow will reduce outstanding shares of its common stock by more than 34 million shares or nearly 3 percent of outstanding common shares.

The transaction is highly accretive to Dow and Dow shareholders, with a tax-efficient consideration of greater than $4.6 billion on an after-tax basis and taxable equivalent value in excess of $7 billion.

With this transaction, Dow exceeds its prior stated goal to divest $7 billion to $8.5 billion of non-strategic businesses and assets by mid-2016, with the total now approaching more than $12 billion in pre-tax proceeds.

“This transaction not only achieves a milestone in exceeding our divestiture targets, it also marks a strategic step forward in Dow’s targeted portfolio actions to drive further margin expansion and increasing return on capital,” said Andrew N. Liveris, Dow’s chairman and chief executive officer. “This transaction has a deal structure designed to maximize total shareholder return and allows Dow to significantly reduce its share count and enhance its balance sheet. Dow remains firmly focused on cash flow, earnings growth and shareholder remuneration with large accretive divestments such as this deal and our soon-to-be-commissioned investments in Saudi Arabia and on the U.S. Gulf Coast being strong examples of this focus.”

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Dow Closes Transaction to Separate Significant Portion of its Chlorine Value Chain

The transaction has a tax-efficient consideration value of $4.6 billion, or taxable equivalent value in excess of $7 billion including $2.1 billion of a combination of cash and debt retirement, nearly $1.0 billion of assumed debt and pension and other liabilities assumed by Olin, in addition to an estimated $1.5 billion in Olin common stock (using the Olin stock value as of close on October 2, 2015) distributed to Dow stockholders in the exchange offer.

The split-off structure of the transaction allows Dow to return $1.5 billion in value to shareholders and increase earnings per share by using Splitco common stock in the exchange offer instead of cash. With $2 billion in share repurchases to date in 2015 and the closing of this split-off transaction, Dow has effectively completed $6.5 billion of previously committed shareholder-focused actions. In November 2014, Dow announced a new $5 billion tranche to its existing $4.5 billion share repurchase program, bringing the total program to $9.5 billion.

Preliminary Results of Exchange Offer

Dow shareholders had an opportunity to exchange their shares of Dow common stock for shares of common stock of Blue Cube Spinco Inc. (“Splitco common stock”), which automatically converted into the right to receive 0.87482759 shares of Olin common stock at the close of the transaction. The final exchange ratio was set at 2.9318 shares of Splitco common stock for each share of Dow common stock. As a result, Dow shareholders who tendered their shares of Dow common stock in the exchange offer received approximately 2.5648 shares of Olin common stock (subject to receipt of cash in lieu of fractional shares) for each share of Dow common stock exchanged and accepted by Dow.

Pursuant to the exchange offer, which expired on October 5, 2015 at 8:00 a.m., New York City time, Dow accepted 34,108,738 shares of Dow common stock in exchange for 100,000,000 shares of Splitco common stock owned by Dow.

Because more than 34,108,738 shares of Dow common stock were validly tendered and not properly withdrawn in the exchange offer, the exchange offer was oversubscribed and all shares of Splitco common stock owned by Dow were distributed in the exchange offer. As a result of the oversubscription, it was not necessary to distribute shares of Splitco common stock as a pro rata dividend. Because the exchange offer was oversubscribed, Dow announced a preliminary proration factor of 20.33 percent.

Ongoing Dow and Olin Relationship

Two individuals with historic ties to Dow―William H. Weideman, former Chief Financial Officer and Executive Vice President of Dow and Carol A. Williams, former Dow Executive Vice President of Manufacturing and Engineering, Supply Chain and Environmental, Health & Safety Operations― have been designated by Dow to serve along with the nine current directors on Olin’s Board in line with the transaction agreement between Dow and Olin announced on March 27, 2015. A third Dow designee will be announced at a later date. Olin will be led by a senior management team comprised of current Olin executives and former Dow leaders that transferred as part of the transaction.

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Dow Closes Transaction to Separate Significant Portion of its Chlorine Value Chain

Dow and Olin will have a strong, ongoing operational and commercial relationship, including several long-term, arms-length supply, service and purchase agreements, which will support downstream products aligned with Dow’s strategic market focus. Dow will be an important anchor customer of Olin as Olin grows the acquired business, which will enable Dow to continue to benefit from its integration efficiencies in chlorine for key downstream applications.

This transaction also includes a 20-year long-term capacity rights agreement for the supply of ethylene by Dow to Olin, in which Dow will receive up-front payments of up to $1.2 billion and, in return, Olin will receive ethylene at co-investor, integrated producer economics.

Transaction Scope and Dow Impact

The separation transaction scope includes approximately 50 manufacturing facilities in 12 locations in all geographic regions and nearly 2,300 employees, which transitioned to Olin at transaction close:
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U.S. Gulf Coast Chlor-Alkali and Chlor-Vinyl facilities in Plaquemine, Louisiana and Freeport, Texas, including 100 percent ownership interest in the Dow Mitsui Chlor-Alkali (DMCA) joint venture in Freeport, Texas, and Russellville, Arkansas;

•	Global Chlorinated Organics production facilities in Freeport, Texas; Plaquemine, Louisiana; and Stade, Germany;

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The global Epoxy business, including assets in Freeport, Texas; Roberta, Georgia; Rheinmuenster, Germany; Pisticci, Italy; Baltringen, Germany; Stade, Germany; Terneuzen, The Netherlands; Gumi, South Korea; Zhangjiagang, China; and Guaruja, Brazil;

•	Brine and select assets supporting operations in Freeport, Texas and Plaquemine, Louisiana; and energy operations in Freeport, Texas.

Dow retains its chlor-alkali and vinyl assets in Europe and Latin America for back-integration purposes.

Since 2013, Dow has completed transactions totaling $12 billion, including the sale of its Polypropylene Licensing & Catalysts business, ANGUS Chemical Company, AgroFresh business, and Sodium Borohydride business. This transaction is the latest in a series of actions that will further accelerate Dow’s value growth and productivity targets as the Company continues to shift its portfolio toward targeted, integrated high-value markets.

Please see Olin’s press release of October 5, 2015 for additional perspective on the transaction.

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Dow Closes Transaction to Separate Significant Portion of its Chlorine Value Chain

About Dow
Dow (NYSE: DOW) combines the power of science and technology to passionately innovate what is essential to human progress. The Company is driving innovations that extract value from the intersection of chemical, physical and biological sciences to help address many of the world’s most challenging problems such as the need for clean water, clean energy generation and conservation, and increasing agricultural productivity. Dow’s integrated, market-driven, industry-leading portfolio of specialty chemical, advanced materials, agrosciences and plastics businesses delivers a broad range of technology-based products and solutions to customers in approximately 180 countries and in high-growth sectors such as packaging, electronics, water, coatings and agriculture. In 2014, Dow had annual sales of more than $58 billion and employed approximately 53,000 people worldwide. The Company’s more than 6,000 product families are manufactured at 201 sites in 35 countries across the globe. References to “Dow” or the “Company” mean The Dow Chemical Company and its consolidated subsidiaries unless otherwise expressly noted. More information about Dow can be found at www.dow.com.

Forward-Looking Statements
Note: The forward looking statements contained in this document involve risks and uncertainties that may affect TDCC’s operations, markets, products, services, prices and other factors as discussed in filings with the Securities and Exchange Commission (“SEC”). These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental and technological factors. Accordingly, there is no assurance that TDCC’s expectations will be realized. The Company assumes no obligation to provide revisions to any forward looking statements should circumstances change, except as otherwise required by securities and other applicable laws. This document also contains statements about TDCC’s agreement to separate a substantial portion of its chlor-alkali and downstream derivatives business, distribute the business to TDCC shareholders and then merge it with a subsidiary of Olin Corporation (the “Transaction”). Many factors could cause actual results to differ materially from these forward-looking statements with respect to the Transaction, including risks relating to the completion of the transaction on anticipated terms and timing, including anticipated tax treatment, unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition, losses, future prospects, business and management strategies for the management, expansion and growth of the new combined company’s operations, Olin’s ability to integrate the business successfully and to achieve anticipated synergies, and the risk that disruptions from the Transaction will harm TDCC’s or Olin’s business. While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on TDCC’s or Olin’s consolidated financial condition, results of operations or liquidity. TDCC does not assume any obligation to provide revisions to any forward looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Important Notices and Additional Information
In connection with the proposed Transaction, Splitco has filed, and the SEC declared effective September 2, 2015, a registration statement on Form S-4/S-1 containing a prospectus and Olin has filed, and the SEC declared effective September 2, 2015, a registration statement on Form S-4 containing a prospectus with the SEC. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE REGISTRATION STATEMENTS/PROSPECTUSES AND ANY FURTHER AMENDMENTS WHEN THEY BECOME AVAILABLE AS WELL AS ANY OTHER RELEVANT DOCUMENTS, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PARTIES AND THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of the prospectuses and other documents filed by TDCC, Splitco and Olin with the SEC at the SEC’s web site at http://www.sec.gov. Free copies of these documents  and each of the companies’ other filings with the SEC may also be obtained from the respective companies by directing a written request to Olin at 190 Carondelet Plaza, Clayton, MO 63105. Attention: Investor Relations or TDCC or Splitco at The Dow Chemical Company, 2030 Dow Center, Midland, Michigan 48674, Attention: Investor Relations.

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Dow Closes Transaction to Separate Significant Portion of its Chlorine Value Chain

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

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For further information contact:
Emily Parenteau
The Dow Chemical Company
+1.989.636.7904
ebparenteau@Dow.com

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